Exhibit 99.1

Intrusion Awarded a $5 million Multi-Year Shield Agreement with a Large Telecommunications Provider and Reports Additional Customer Wins

PLANO, Texas, Oct 10, 2023 (GLOBAL NEWSWIRE) - Intrusion, Inc, (NASDAQ: INTZ) a leader in cyber-attack prevention solutions, including zero-days, today announced that it has been awarded a $5 million agreement with a large telecommunications provider to provide Intrusion Shield support for its data centers. The award includes a phased rollout of Intrusion Shield beginning in the fourth quarter of 2023 and builds on a successful pilot that began in the first quarter of 2023. The terms of the five-year award allow for further expansion of the use of Intrusion Shield, with the possibility of generating additional revenue after the completion of the initial set of projects. During the third quarter of 2023, Intrusion also booked four other new contracts, which are also expected to grow over time.

"We are excited to announce this multi-year agreement, which utilizes our capabilities in protecting critical infrastructure from cyber attackers,” said Tony Scott, CEO of Intrusion. “We’ve seen an increase in the targeting of data centers for numerous businesses around the world, and this award is evidence of the effectiveness and capabilities of Intrusion Shield at scale. With this award and the other four new contracts across diverse industries we signed in the third quarter, we see signs that our go-to-market strategy with partners is working.”

Intrusion will provide further information about the transaction with the large telecommunications provider after final implementation details have been agreed upon, and a public announcement ceremony has been scheduled.

About Intrusion, Inc.

Intrusion, Inc. is a cybersecurity company based in Plano, Texas. The Company offers its customers access to its exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion IP addresses. After years of gathering global internet intelligence and working with government entities, the company released its first commercial product in 2021. Intrusion Shield allows businesses to incorporate a Zero Trust, reputation-based security solution into their existing infrastructure. Intrusion Shield observes traffic flow and instantly blocks known or unknown malicious connections from entering or exiting a network to help protect against zero-day and ransomware attacks. Incorporating Intrusion Shield into a network elevates an organization's overall security posture by enhancing the performance and decision-making of other solutions in its cybersecurity architecture.

Cautionary Statement Regarding Forward-Looking Information

This release may contain certain forward-looking statements, including, without limitations, comments about the performance of protections provided by our Intrusion Shield product and any other words that react to management’s expectations regarding future events and operating performance. These forward-looking statements speak only as of the date hereof. They involve several risks and uncertainties, including, without limitation, the chances that our products and solutions do not perform as anticipated or do not meet with widespread market acceptance. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including risks that we have detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

IR Contact

Alpha IR Group

Mike Cummings or Josh Carroll

INTZ@alpha-ir.com

Source: Intrusion, Inc.